Exhibit 99.1

Final Transcript

CHART INDUSTRIES: Second Quarter 2010 Earnings Release Conference Call

July 29, 2010

SPEAKERS

Sam Thomas, Chairman, President & CEO, Chart Industries

Michael Biehl, Exec. VP & CFO, Chart Industries

ANALYSTS

PRESENTATION

Coordinator:	Good morning and welcome to the Chart Industries, Inc. 2010 Second Quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Website at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until August 12th . The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the Company’s Website, or through the SEC Web site, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

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I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and CFO. You may begin your conference.

M. Biehl	Thank you, Jovie. Good morning, everyone. I apologize for the technical difficulties and the delay there. We are now hopefully being heard by everyone. I would like to thank all of you for joining us today. I will begin by giving you a brief overview of our second quarter results including a reaffirmation of our outlook for 2010. Then Sam Thomas, our Chairman, President and CEO, will provide highlights of market and order trends, as well as opportunities we see in each of our business segments.

Second quarter results were in line with our expectations with reported net income of $2.4 million, or $0.08 per diluted share, which compares to second quarter 2009 net income of $17.8 million, or $0.61 per diluted share.

I’d like to point out that the second quarter did include restructuring and acquisition costs of $2.6 million, or $0.07 per diluted share largely associated with the shutdown of the Plainfield, Indiana facility acquired in the Covidien acquisition during fourth quarter of 2009 and the write-up of acquired inventory to fair value in the acquisition of Covidien’s Japanese assets that were acquired during the second quarter of 2010. Accounting rules dictate that Chart, the acquiring company, should not generate a profit on the ultimate disposition of the acquired inventory based on value added in the manufacturing process before it was acquired. This required accounting treatment often drives cost of sales up and margins down during the first several months of an acquisition, as was the case here.

In addition to the restructuring and acquisition related costs, the quarter included a non-cash bargain purchase gain of $1.1 million, or $0.04 per diluted share, associated with the Japanese assets acquired from Covidien. We couldn’t close on the Japanese assets back in November 2009 since we did not have regulatory approval to operate in Japan. This was recently obtained and allowed us to complete the closing on the remaining assets in April which resulted in a gain since the fair value of the purchased net assets exceeded the purchase price, and under accounting rules, a gain is recognized similar to what occurred in the fourth quarter of 2009 related to this acquisition.

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The quarter also had a non-cash write-off of $1.7 million, or $0.04 per diluted share representing deferred financing fees written-off from the refinancing of our Senior Credit Facility that occurred during the quarter.

Earnings per share for the second quarter would have been $0.15 per diluted share excluding the $0.07 per share of restructuring and acquisition costs, $0.04 per share for the write-off of deferred financing fees and the $0.04 per share gain on the acquisition of the Japanese assets.

Sales for the quarter were $139 million and represented a decrease of 11% compared to net sales of $157 million a year ago. I should point out though, that our sales were up over 18% over the first quarter 2010 as the improvement in the Distribution & Storage, or D&S, segment continues to show real sequential improvement as orders and backlog continue to improve in that business. The reduction in sales as compared to the prior year quarter is largely due to our Energy & Chemicals, or E&C, segment which continues to experience lower volume in both brazed aluminum heat exchangers and process systems due to the completion of a significant amount of backlog during 2009. In this business orders and backlog take a longer time to be converted to revenue due to the customized nature and longer project lead time. In addition, the translation impact of a weaker euro during the quarter also impacted sales somewhat in both D&S and BioMedical, but not by a significant amount.

Our gross profit for the quarter was $38 million, or 27% of sales, compared with $56 million, or 36% of sales, a year ago. The margin decline was largely due to lower volume and, as expected, the continued slow recovery in our E&C segment. We started the year at a lower backlog level with lower margin projects as under-utilized manufacturing capacity across the industry is creating a competitive market environment lowering margins on new orders due to the drawn out return of new projects. In addition, the prior year quarter included favorable cost revision estimates on a number of E&C projects that were nearing completion, as well as order cancellation fees on other orders, which together improved E&C’s margin about 4% last year. We really did not have anything like that this year.

With respect to the D&S segment, margins were impacted largely due to product mix, but also somewhat due to higher material costs. In our BioMedical segment, margins improved about 1% due to higher volume and improved product mix. We had BioMedical restructuring costs that impacted gross margins in both the 2010 and 2009 periods of about 5%

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relating to the shutdown of the Plainfield, Indiana facility in 2010 and the shutdown of the Denver, Colorado facility in 2009.

SG&A expenses for the quarter were $25 million, up $2.0 million from the same quarter a year ago. This was primarily due to the effect from acquisitions that were completed in our BioMedical segment including the liquid oxygen therapy business from Covidien and the biological storage business from Golden Phoenix.

Income tax expense was $800,000 for the second quarter and represented an effective tax rate of 25% compared with $8.2 million, or an effective tax rate of 31.5% in the year-ago quarter. The decline in the second quarter effective tax rate was primarily due to a higher mix of foreign earnings, which are taxed at a lower rate as well as a permanent tax difference on the bargain purchase gain associated with the Japanese assets in the Covidien acquisition.

In addition, we improved our liquidity during the quarter by completing a new $200 million Senior Credit Facility, which extended our debt maturity profile into 2015. To complete this refinancing in the current market is just another indication of how strong our balance sheet and proven performance is. In fact, we had such strong interest that we were able to up-size the Facility by $50 million.

From a cash flow standpoint, we continue to generate positive cash flow, in spite of the lower results achieved in the second quarter. During the quarter we made a $15 million voluntary term loan repayment in conjunction with the refinancing of our Senior Credit Facility. In addition, we made a $7.4 million scheduled interest payment on our Senior Subordinated Notes and $5 million in acquisition payments, as well as costs associated with completing the new Senior Credit Facility. Despite this, our cash balance at June 30, 2010, was still almost $189 million.

With respect to the remainder of 2010, we have not changed our outlook from the first quarter and continue to see an improving market in all of our business segments in either sequential order improvement or increased bid activity. Our first half results have been in line with our expectations, as we knew that 2010 would be a transition year for Chart as we rebuild our backlog during the continued recovery of our markets.

Based on our current backlog, order expectations and financial forecast, we are reaffirming our previously announced sales and earnings guidance with 2010 net sales still expected to be in a range of $530 to $560 million.

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Diluted earnings per share for 2010 are still expected to be in a range of $0.40 to $0.60 per share based on approximately 29.2 million weighted average shares outstanding. Included in our 2010 earnings estimates are approximately $0.20 per diluted share for anticipated restructuring and acquisition costs associated with the recently completed acquisitions and the write-off of deferred financing fees. Excluding these charges, 2010 full year earnings would still be expected to fall in a range of $0.60 to $0.80 per share.

I will now turn the call over to Sam Thomas.

S. Thomas	Thank you Michael, and good morning everyone.

Order activity remains solid, particularly in Distribution and Storage and our BioMedical with the acquisitions we made last year in BioMedical really making an impact, and we believe they’ll continue to as we see good prospects. We just missed another quarter of sequential order improvement largely because of the lack of any significant orders or significant sized projects in E&C. That’s a disappointment, but it doesn’t indicate a lack of significant opportunities within our E&C segment. We’re continuing to see quote activity being very strong.

Global markets continue to improve across all our business segments, although they’re somewhat muted in Europe with the sovereign debt concerns and tighter lending restrictions from European banks. But that seems to be also resolving.

We had record order levels in China in the second quarter as China and Asia remain very strong and we continue to see lots of very good opportunities from those markets. Distribution & Storage, overall, has had sequential order increase for the fourth straight quarter.

We’ve been particularly impressed with the increase in industrial activity in North America as well as many other global markets. We’re seeing signs of the same products, which recovered early in the cycle through the last two cycles coming back very strongly in the second quarter and early in the third quarter.

Our quoting activity on large projects, particularly related to natural gas processing, everywhere in the world and LNG, both for large scale plants and mid- and small-scale plants, continues to grow. In addition, the muted recovery of industrial production worldwide we believe will continue to

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present additional acquisition opportunities for companies like Chart with a strong balance sheet and more than adequate liquidity.

Within our Energy & Chemicals division, as I’ve said, our project pipeline continues to grow with new opportunities. Particularly strong are natural gas processing opportunities coming out of the significant shale drilling activity in North America, as well as rapidly expanding shale exploration in other parts of the world. Small- and mid-scale LNG projects in China have provided orders for E&C and there are a significant number of new opportunities coming as there’s increased drilling activity and desire to bring both tight gas formations and coal bed methane formations into production in China. There’s a significant commitment from the Chinese government to develop as much of their own natural gas resources as possible as well as making strong use of their LNG import terminal facilities.

We see a number of natural gas processing opportunities coming up both in the U.S. and the Middle East. One feature we’re seeing within the shale gas opportunities is wells are being preferentially drilled in those areas where there’s the highest liquid content, because of the spread between natural gas prices and natural gas liquids. That’s brought along for us a number of opportunities for selling heat exchangers into those high recovery liquid plants.

The Middle East is also moving forward on a number of opportunities for large scale natural gas processing and natural gas liquid plants.

Within E&C, the bright spot has been our air-cooled heat exchanger business where bookings have exceeded shipments for six straight months, primarily gas compression and process coolers for small gas processing plants, particularly in the Marcellus and Haynesville shale fields. We’re also seeing a number of gas processing opportunities in Kazakhstan and Russia. Our aftermarket business within the air-cooled heat exchanger continues to grow with the acquisition of Tri-thermal made last year.

The concerns on the strength of the global economic recovery do appear to have some impact on the speed with which large energy projects are moving forward. So we believe that the lack of significant orders we had in the quarter for Energy & Chemicals is more a timing issue than an issue of projects being cancelled or not going forward.

Margins have been lower than historic levels impacted by underutilized industry capacity in the aftermath of the credit crunch. We think our

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disciplined approach to quotations to make sure that we maintain capacity for more attractive projects and overall capacity utilization in the global industry will pay benefits for us going down the road.

One final comment about the Energy & Chemicals business is that we don’t have any material exposure to deep water offshore drilling in the Gulf of Mexico. Therefore, the current disaster and cleanup activities, and the resulting moratorium on drilling activities, don’t have a material impact on our business. If anything, it’s pushed projects that are land-based, shale-based to move forward quicker. So there’s, perhaps, a little bit of upside for us. But in general, we don’t believe there will be a significant impact from the moratorium on deep well drilling.

Within our Distribution & Storage business, we posted a fourth straight sequential quarterly order increase led by the record orders I mentioned earlier in China.

Packaged gas products have been a bright spot, and this is particularly encouraging because in the last two cyclic recoveries our packaged gas business led our order intake increases with other products coming along in the months following.

The activity in China, in addition to the orders, which have increased for the last ten consecutive months, is continuing to increase across all of our products with a particular bright spot being LNG related vehicle fueling and LNG virtual pipeline applications.

Activity in Europe is moving ahead. Again, packaged gas products are starting to increase across a wide range of Western and Central European markets. And we’re also seeing some very interesting activity in LNG vehicle fueling and virtual pipeline applications in Europe.

Our products for LNG vehicle fueling and across the LNG value chain are seeing, we’ve invested to expand our capacity, both in North America and in China. We have additional capacity available in Western Europe, so we think we’re very well positioned to take advantage of the increasing interest in using natural gas as a vehicle fuel.

In the U.S., after seeing a flurry of activity in 2010, order intake has actually been a bit soft for vehicle fueling activities, but the level of interest is very high. We do expect that there are a number of customers waiting on the sidelines for passage of some type of Natural Gas Act, which the bill announced earlier this week, does include significant

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incentives for natural gas vehicle fueling. So we think there are very strong opportunities for us there. Despite that waiting period of trying to get clarification as to what incentives or lack of incentives there will be for natural gas vehicle fueling, we do have a number of customers that are going forward with demonstration projects, so that it appears to be a very attractive area.

Bulk tank orders for the D&S business remains weak in the U.S. and Europe, with the exception of the LNG station orders that we’ve talked about and some very large bulk tanks from China. Major industrial gas customers continue to have a fairly significant inventory of tanks, not unlike recovery from previous business cycles.

Within BioMedical, the Covidien acquisition added nearly $15 million in sales during the second quarter of 2010, and we expect to see improved margin contribution in the second half of 2010. We’re making progress, well on plan – actually, slightly ahead of plan – in consolidating our U.S. oxygen therapy business in our Canton, GA facility. We expect to have the new facility completed in the first quarter of 2011.

We are also taking advantage of low cost manufacturing opportunities from our recently acquired Golden Phoenix acquisition in Chengdu, China where we’re now manufacturing a number of component parts. And over the course of 2011, we’ll move more of our manufacturing capability there.

We were able to close on the Covidien Japanese assets in April and are now fully engaged in the Japanese market with some good opportunities. The overall oxygen respiratory market continues to trend positively. In the U.S., we’ve been able to win some new business by calling directly on pulmonologists and getting them to specify liquid oxygen therapy because of the improved patient mobility. And demand is growing in Europe as the economy recovers; although, there have been some delays of bids with budget woes in a number of particularly Southern European countries. But those do seem to be coming forward eventually, although delayed by a month or two.

The Cryobiology business continues its year-on-year growth as it recovers from the downturn – the one part of the BioMedical business that did see a setback. Particular bright spots come from cord blood banking and large cell bank opportunities globally that are driving demand for the large freezers. And, the animal breeding sector has started to come back

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strongly in the second half of the second quarter with forecasts of fairly strong growth through the rest of the year.

We have some very good new product development opportunities, which we’re going to be bringing to market over the next 12 months that we think will add significant growth opportunities to our BioMedical business.

With that, I’d like to open it up for questions. Jovie, please provide instructions to the participants to be able to ask questions.

Coordinator	Thank you. (Instructions being given) Our first question comes from Eric Stine with Northland Capital Markets. Please proceed with your question.

E. Stine	Good morning. Thanks for taking my questions. I was wondering if you could just talk a little bit more about the margins in the D&S segment. I know it’s mix related, but could you just talk about the specific products that went into that in the second quarter?

M. Biehl	Yes, we saw strength in the packaged gas products in that business and also over in China in terms of some of the LNG equipment that we’re selling. So, obviously, as Sam mentioned and we’ve said repeatedly that the bulk tank side of the business is a slower recovering product line. We’ll continue to see that as we move forward. But as we look for the year, we would expect their gross margins overall for the business to be sort of in the high 20s – 28% to 29% -- for the year.

Does that answer your question, Eric?

E. Stine	Yes, I was just looking at it versus Q1 where you had a lot of the same dynamics with packaged gas and China being fairly strong, and just wondering why the difference between the two quarters is more what I was getting at.

M. Biehl	We have seen some material costs go up and we typically can pass those on to customers. We’re a little more cautious in this market because of the recovery in doing that, so we continue to watch that. But really, it didn’t have that big of an impact on us, but we view them to be sort of comparable. As we go forward through the other quarters we would expect them to be comparable or higher gross margins.

E. Stine	Okay, that’s helpful. Did I understand you correctly, BioMedical, it sounds like going forward you expect those margins to trend higher?

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M. Biehl	Yes, we continue to expect BioMed to improve as the year goes on. We have to keep in mind there is a restructuring cost in there that continues to impact it. But overall for the year would expect them starting to be in the 36% to 38% gross margin range, and that does have restructuring costs in there. Not as much in the third and fourth quarters compared to what hit this quarter, and we would expect to continue to see improvement on the Covidien side in terms of getting their margins up higher.

E. Stine	That helps. Then on the E&C side, can you just speak to directionally what are margin, the margin profile of business in backlog and whether we should think of where you were in the second quarter as kind of a low point? Or is that indicative of what we might see the next few quarters?

M. Biehl	I think that’s a fair comment. I would expect right now that second quarter is about the low point. I would expect to see some improvement in the third and the fourth; not significantly, but would expect overall for the year for them to average sort of in the 18% to 19% range, as we had said before. Actually, their margins were actually better than we had expected in the quarter, as we had expected them to be, sort of the trough quarter for them.

E. Stine	Okay. If we could just turn to SG&A, just more for modeling, how we should think about it. I think in the past you talked about maybe a $24 million to $25 million run rate. That we should be thinking about it a little bit higher than that this quarter. Is this kind of a new level we should think about?

M. Biehl	Yes, it should run for the rest of the year sort of that $25 million to $26 million range. So we’ll be somewhere in the $100 million range for the year. Some of that, again, there’s a small amount of restructuring costs in there and there is, in terms of the acquisitions, some SG&A that we added. But as we move forward and sales ramp up, we would expect SG&A as a percentage of sales to decline and get back to sort of a 13% range compared to sales as our sales go up.

So we wouldn’t expect to be adding a lot of SG&A. There are certain areas, especially internationally, that we’ll look at adding SG&A, but as we ramp up, we should be set for a sales platform of $700 million to $750 million without adding a lot of SG&A back.

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E. Stine	Okay. Maybe one last question. I’m just wondering, when you decided to reaffirm guidance, can you just tell us the assumption you used for the euro?

M. Biehl	Yes. We used a 1.20, which is now probably low compared to where it was, but we felt we wanted to be conservative in terms of how we were looking at it because of what we saw happen with the euro. So right now that’s what we have factored into our forecast and we were able to reaffirm even with that lower euro rate in there.

E. Stine	Yes, that’s what I was getting at. That implies what you’re seeing in the underlying business, another indication that you see things as pretty strong and expect sequential increases going forward.

M. Biehl	Right. Exactly.

E. Stine	Thanks a lot, guys.

Coordinator	Our next question comes from Daniel Garofalo with Piper Jaffray. Please proceed with your question.

D. Garofalo	Hi, guys. This is Dan on for Tom today. I just wanted to see if you could talk about kind of the organic growth rate in the BioMedical segment in 2011? It sounds like some positive opportunities, but do you kind of have a range that you can offer us in terms of how to think about that?

M. Biehl	Well, in terms of BioMedical, they’re going to end up somewhere around $150 million in sales this year. Roughly $55 million to $60 million of that will be from the Covidien acquisition. So, if we back that off, so there would be some slight organic growth for the business.

D. Garofalo	And that’s kind of what you think we should use to think about that in terms of modeling for 2011 as well then?

M. Biehl	No, 2011 we should continue to see growth there. They typically will grow anywhere from 8% to 12%. I would expect to see growth in that business next year.

D. Garofalo	But some of it being kind of a recovery in the cryobiology business?

M. Biehl	Yes.

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D. Garofalo	Just kind of piggybacking off of the last comments on the E&C segment, it sounds like the length in awarding projects is increasing and there’s probably some delays out there. Obviously it’s a competitive environment, but do you see any material changes in the competitive landscape in terms of yourself related to the other players out there that you could comment on?

S. Thomas	I would say not a material change, just that at the current low level of air separation plant, industrial gas air separation plant work being booked that the pricing environment is going to be very tight going through 2010. We would expect to see it improve, based on forecasts of the number of plants going forward, we would expect as we get into the second half of 2011 to come back to a more normalized pricing environment.

D. Garofalo	That’s really helpful. One last question, I know with the full year tax rate it sounded like there were some things going on with the acquisitions and just changing mix in terms of earnings. Do you have any expectations for your full year tax rate for 2010?

M. Biehl	I would expect it to be sort of in the 27% to 28% range, because it did have that Covidien gain in this quarter, which is not tax affected. So it’s sort of the 27% to 28%.

D. Garofalo	Thanks for taking the questions.

Coordinator	Our next question is coming from Jeff Spittel with Madison Williams.

J. Spittel	I guess just looking at E&C orders and understanding there’s a little bit of lumpiness there with the order progression through the first half of the year. Is it safe to say, as we kind of think about your comments and some of these end markets picking up steam, that this is potentially the trough quarter, at least for this year in terms of order flow?

M. Biehl	In terms of orders for the reoccurring business, excluding the Systems business, because that business tends to be lumpy, so as we did in the first quarter we had the $12 million KRIBHCO order that popped it up, you could have the same thing happen in the third or not happen. But in terms of the sort of steady-state orders, yes, I would agree with that.

J. Spittel	Then switching over to the air-cooled heat exchanger market and this gas processing opportunity, sounds like preliminarily it’s at least been in the Haynesville and the Marcellus. Are you starting to see indications of

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demand out of some of these liquid rich shale plays, such as the Eagleford?

S. Thomas	Yes. The activity level’s going up. And whether or not they’re going into liquid rich markets doesn’t affect the air cooled heat exchangers because that’s primarily going for gas compression packages, but has a better affect on our brazed aluminum heat exchangers where as you build new NGL liquid plants, we get orders.

J. Spittel	Okay. Could you remind me, magnitude for the air cooled heat exchangers, $1 million to $3 million sound about right? And I guess where would we be in terms of brazed aluminum heat exchangers for that sort of application?

S. Thomas	Similar levels. Perhaps a half million dollars for a very small plant up to several million dollars.

J. Spittel	Okay. And then in the large scale LNG market, I think last time we talked you mentioned trying to weigh, not taking up too much of your bandwidth as you pursue these larger orders given some of the competitive pressures in the large scale market, and certainly I guess you see some other opportunities out there in E&C, if you could just give us an update on how you’re thinking about that qualitatively and how things stand in that market?

S. Thomas	The Queensland Curtis apparently is going ahead. Bechtel was awarded a full EPC contract on that. We were not the successful bidder on winning that project. The Gladstone Santos job has had only a limited release and it’s not clear, they don’t have a final investment decision, so it’s not clear if it’s going ahead or when. Wheatstone, Australia Pacific, Sunrise are all thought to have good prospects, but unlikely to have final investment decisions before 2011.

J. Spittel	Thanks. Appreciate it.

Coordinator	Our next question is from Greg McKinley with Dougherty & Company.

G. McKinley	Thank you. Could you talk a little bit about what you’re seeing with any mid-scale LNG projects? I know you have your Toyo partnership, Energy World. Are those projects better positioned to move forward than some of the larger scale ones?

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And then we’ve read certainly about this issue of natural resource tax debate in Australia. To what degree do you think something like that has impacted some of these larger scaled projects and is the resolution of that moving in a pro business direction?

S. Thomas	First, we are actively working on a number of mid-scale projects – Indonesia, Papua New Guinea, Australia. It’s very difficult to call the timing because of financing issues. Certainly, the Chinese reaffirmation of favoring increased use of natural gas and a couple of recent research reports that show that China’s LNG consumption is to grow dramatically bode well for both these mid-scale projects as well as the large scale Australian projects.

I really haven’t had an update on the latest political debate in Australia over resource taxes. There was speculation a couple of months ago after the announcement that that would pull back and it was one of the things that in various news articles was cited in perhaps putting a question mark over Santos Gladstone. I don’t know what the latest is. I would expect that if the demand is there and end users, particularly China and India, are willing to sign up to long-term take or pay contracts, all the other tax issues will be resolved.

G. McKinley	Sam, you spent a fair amount of time talking about emerging large scale natural gas processing plants. How should we think about that in terms of order of magnitude from an opportunity standpoint for your business? Are there any particular, you know, everyone likes to focus on a couple of these large LNG projects. Are there similar types of natural gas processing projects that we should be keeping our eye on?

S. Thomas	The opportunities are similar in size to the content that we’ve gotten from large scale LNG projects and we have opportunities at most of the large natural gas projects that are going forward with both the global energy majors as well as national oil companies.

G. McKinley	Okay, thank you. And then you referred to LNG virtual pipeline applications. What do you mean by “virtual pipeline?” What is that?

S. Thomas	Simply using our Distribution and Storage equipment, storage tanks and road trucks to deliver LNG where there is no pipeline available. We’re seeing particularly strong activity in this in China where we’ve actually added capacity in order to serve that market. There are good Central America and South American opportunities for it, as well as significant

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interest in North America in both the U.S. and Canada with a number of demonstration projects going forward.

G. McKinley	Michael, how much of the $0.20 of charges this year is remaining in your second half outlook? How far are we through that?

M. Biehl	We have about another $0.02 to $0.04.

G. McKinley	Okay. Then finally, is the $1.848 million that you pointed out as a restructuring charge, is that all within Cost of Goods Sold for BioMedical? Is that how I should look at it in the P&L?

M. Biehl	No. The restructuring costs, yes, primarily would be all in Cost of Sales and the related acquisition costs for the inventory write-up. The deferred financing costs write-off would not be in there.

G. McKinley	Yes. Okay. Thank you.

Coordinator	Our next question comes from Gary Farber with CL King.

G. Farber	Good morning. Just a couple of questions. On the D&S business, how do you think about the sequential growth going forward for the balance of the year because it was pretty strong in the quarter?

S. Thomas	It looks positive…to continue.

G. Farber	But continue at a lower rate you think sequentially?

M. Biehl	Yes, in terms of sales there’s potential for it to be similar from first quarter to second quarter, but that’s not reflected in our forecast. We have a more modest growth level over the next two quarters.

G. Farber	Although the commentary that’s been coming out of some of your customers, it seems pretty positive, though, right?

M. Biehl	Yes, I would agree with that.

G. Farber	Okay, then on the BioMed side, if you would take out the Covidien properties, what would have been the organic growth rate of the balance of the properties?

M. Biehl	If you take Covidien out, it’s probably maybe about 4% to 5% in terms of organic growth.

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G. Farber	And you think there’s enough recovery, enough things going on that it will uptick potentially next year?

S. Thomas	Yes.

M. Biehl	And even through this year.

G. Farber	Last thing, on the tax rate, did you say the tax rate for this year could be 27-28 or for next year?

M. Biehl	This year.

G. Farber	Thanks again.

Coordinator	Our next question is coming from Dan Capozzo from Invica.

D. Capozzo	Good morning. Thank you for taking my question. Looking at your NexGen division, just trying to get an idea of what your historical, typical project size has been in that business and what a revenue opportunity would be for the fueling station?

S. Thomas	Fueling stations are typically in the, if we have just component supply it may be on the order of a quarter to a half million. If we’re doing a complete station, it would be in the million to six to seven million range.

D. Capozzo	Okay, great. And the business model there, is there a service element to that?

S. Thomas	There is. It amounts to about 10% to 12% of revenue.

D. Capozzo	Okay. Thank you.

Coordinator	There appear to be no further questions at this time. I would like to turn the floor back over to Mr. Biehl for closing comments.

S. Thomas	I’ll take that. The 2010 second quarter and first half results are right in line with our expectations. We remain confident that our businesses are recovering given order trends and quote activity. We think there’s significant upside opportunities, depending on the level of confidence in the global capital markets with the return of E&C projects. Our strong balance sheet and liquidity positions us well to continue to pursue accretive growth opportunities for the Company, both in terms of

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organic investment to growth opportunities, as we’re seeing in China in particular, but also for attractive acquisition opportunities. We continue to be optimistic about the future of the Company as we move forward in a disciplined way to execute our strategic plan.

Thank you for listening. Goodbye.

Coordinator	This concludes today’s teleconference. You may disconnect your lines at this time.